                                                                  EXHIBIT 10.17



                              EMPLOYMENT AGREEMENT



        This Employment Agreement (the "AGREEMENT"), is made as of the Effective Date indicated below, by and between BigCharts Inc., a Minnesota corporation ("CHARTS") and Jamie J. Thingelstad (the "EXECUTIVE").

                                   BACKGROUND

        This Agreement is entered into in connection with an Agreement and Plan of Reorganization (the "REORGANIZATION AGREEMENT") dated as of April 28, 1999, by and among MarketWatch.com, Inc. ("MARKETWATCH"), Big Dog Acquisition Corp., a Minnesota corporation and a wholly-owned subsidiary of MarketWatch ("SUB"), Charts and certain shareholders of Charts, pursuant to which Sub is to merge with and into Charts, with Charts becoming a wholly-owned subsidiary of MarketWatch (the "MERGER"). The date on which the Merger becomes effective will be the effective date of this Agreement (the "EFFECTIVE DATE").

        MarketWatch and Charts desire to retain the services of Executive, and Executive desires to be retained by MarketWatch and Charts, on the terms and conditions set forth in this Agreement.

        NOW, THEREFORE, in consideration of the foregoing and the mutual agreements of the parties contained herein, MarketWatch, Charts and Executive hereby agree as follows:

1. TERM OF EMPLOYMENT: The term of employment of Executive by Charts hereunder shall commence on the Commencement Date and shall continue thereafter on the same terms and conditions for a period of five (5) years unless earlier terminated pursuant to Section 6 (such term being hereinafter referred to as the "EMPLOYMENT Period"). The Employment Period shall be extended automatically without further action by either party as of the third anniversary of the Commencement Date for a period of one (1) year, unless prior to such date Charts or the Executive shall notify the other in writing of its or his intention not to renew the Agreement, in which case the Agreement shall terminate at the end of the original term. If the Employment Period is extended, it shall thereafter be referred to as the Employment Period.

2. TITLE; DUTIES: The Executive shall serve as the Chief Technology Officer of Charts and, following the Merger, of MarketWatch, reporting to the Chief Executive Officer of Charts. Executive shall perform those duties and responsibilities inherent in such position including such duties and responsibilities as the Chief Executive Officer shall assign. The Executive agrees to devote his full time and best efforts, attention and energies to the business and interests of Charts. Executive shall serve Charts faithfully and to the best of his ability in such capacities, devoting his full business time, attention, knowledge, energy and skills to such employment; provided, however, Charts acknowledges that Executive may serve on the board of directors of other companies with the prior approval of the Board. Executive shall travel as reasonably required in connection with the performance of his duties hereunder.

3. COMPENSATION: Charts shall pay and Executive shall accept as full consideration for his services hereunder, compensation consisting of the following:

        3.1 BASE SALARY. $135,000 per year base salary during the first year of the term of this Agreement; and increasing 5% per annum for every year thereafter. (subject to increase by the Board) during successive years of the term of this Agreement if the Employment Period is extended past the original five-year term pursuant to
               Section 1 hereof. "BASE SALARY" shall mean the base salary provided for in this Section 3.1. Base Salary is payable in installments in accordance with Charts' normal payroll practices, less such deductions or withholdings as are required by law.

        3.2 BONUS. Annual target bonus at the rate and in accordance with the specifications on Exhibit A attached hereto.

4. BENEFITS: Subject to all applicable eligibility requirements, and legal limitations, Executive will be able to participate in any and all 401(k), vacation, medical, dental, life and long-term disability insurance and/or other benefit plans which from time to time may be established for other employees of MarketWatch with a similar compensation level, duties and responsibilities.

5. REIMBURSEMENT OF EXPENSES: Charts will reimburse Executive for all reasonable travel, entertainment and other expenses incurred or paid by the Executive in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement subject to review by the Board or its compensation committee, if applicable, and in a manner consistent with MarketWatch's policies for reimbursement of such expenses.

6.      BENEFIT UPON TERMINATION OF EMPLOYMENT PERIOD.

        6.1 DISABILITY. In the event of the permanent disability (as hereinafter defined) of Executive during the Employment Period, Charts shall have the right, upon written notice to Executive, to terminate Executive's employment hereunder, effective upon the 30th calendar day following the giving of such notice (or such later day as shall be specified in such notice). Upon the effectiveness of such termination, (i) Charts shall have no further obligations hereunder, except to pay and provide, subject to applicable withholding, (A) all amounts of Base Salary accrued, but unpaid, at the effective date of termination, (B) Executive's target bonus, and (C) all reasonable unreimbursed business-related expenses, (ii) the shares subject to Executive's MarketWatch Option (as defined in the Reorganization Agreement) shall immediately vest and become exercisable and remain exercisable for the periods specified in the MarketWatch Option, and (iv) Executive shall then be deemed to be a Charts Employee Shareholder for purposes of the "Lock Up" restrictions of Section
               2.6 of the Reorganization Agreement and the number of shares that are then Unlocked Shares (as defined in the Reorganization Agreement) shall be recomputed as if Executive had been subject to the provisions of Section 2.6(a)(i) of the Reorganization Agreement instead of Section 2.6(a)(ii) of the Reorganization Agreement since the Closing Date (as defined in the Reorganization Agreement), and (iii) Executive shall have no further obligations hereunder other than those provided for in Sections 9 and 10 hereof. All amounts payable to Executive pursuant to this Section 6.1 shall be payable within 30 days following the effectiveness of the termination of Executive's employment. For purposes of this Agreement, "PERMANENT DISABILITY" shall be defined as any physical or mental disability or incapacity which renders Executive incapable in any material respect of performing the services required of him in accordance with his obligations under Section 2 for a period of 180 consecutive days, or for 180 days in any 360 day period.

        6.2 DEATH. In the event of the death of Executive during the Employment Period, this Agreement shall automatically terminate and Charts shall have no further obligations hereunder, except to pay and provide to Executive's beneficiary or other legal representative, subject to applicable withholding, (i) all amounts of Base Salary and bonus accrued but unpaid, at the date of death, (ii) the shares subject to Executive's MarketWatch Option shall immediately vest and become exercisable and remain exercisable for the periods specified in the Option, (iii) Executive shall then be deemed to be a Charts Employee Shareholder for purposes of the "Lock Up" restrictions of Section
               2.6 of the Reorganization Agreement and the number of shares that are then Unlocked Shares shall be recomputed as if Executive had been subject to the provisions of Section 2.6(a)(i) of the Reorganization Agreement instead of Section 2.6(a)(ii) of the Reorganization Agreement since the Closing Date, and (iv) all reasonable unreimbursed business-related expenses. All amounts payable to Executive pursuant to this Section 6.2 shall be payable within 30 days following the date of death.

        6.3 TERMINATION WITHOUT CAUSE. In the event of the termination of Executive's employment by Charts without Cause (as defined below) or upon the Executive's voluntary termination of his employment for Good Reason (as defined below), (i) all amounts of Base Salary and bonus accrued but unpaid on the date of termination shall be paid by Charts within 30 days following the date of termination, (ii) an amount equal to Executive's Base Salary on the date of termination for a period of six months shall be paid by Charts in six equal installments, (iii) the shares subject to Executive's MarketWatch Option shall immediately vest and become exercisable and remain exercisable for the periods specified in the Option, and (iv) Executive shall then be deemed to be a Charts Employee Shareholder for purposes of the "Lock Up" restrictions of Section 2.6 of the Reorganization Agreement and the number of shares that are then Unlocked Shares shall be recomputed as if Executive had been subject to the provisions of
               Section 2.6(a)(i) of the Reorganization Agreement instead of
               Section 2.6(a)(ii) of the Reorganization Agreement since the Closing Date. For purposes of this Agreement, "CAUSE" shall be limited to:

               (a) Willful and repeated failure by Executive to carry out the lawful instructions of the Board after being notified of such failure, other than a failure resulting from his complete or partial incapacity due to physical or mental illness or impairment;

               (b) Indictment or a violation of a federal or state law or regulation which indictment or violation is for a crime which is a felony under federal or state law, or any violation of state or federal securities laws involving securities of MarketWatch which would result in a civil penalty being imposed by the U.S. Securities and

                      Exchange Commission or similar state securities law authority;

               (c) Commission of a willful act by Executive which constitutes gross misconduct and is injurious to Charts or MarketWatch;

               (d) An act of personal dishonesty that would result in Executive's personal enrichment at the expense of MarketWatch or Charts; or

               (e) Executive's willful breach of a material provision of Executive's Non-Competition Agreement after notice by the Board of Directors of MarketWatch.

        6.4 CIRCUMSTANCES UNDER WHICH TERMINATION BENEFITS WOULD NOT BE PAID. Charts shall only be obligated to pay the amounts of Base Salary and bonus accrued but unpaid on the date of termination, and shall not be obligated to pay Executive the termination benefits described in subparagraphs 6.1 through 6.3 above if the Employment Period is terminated for Cause, or if Executive voluntarily terminates his employment other than for Good Reason (as defined below). If the Employment Period is terminated for Other Cause (defined below), Employee shall be entitled to the option vesting and lock-up adjustment in clauses (iii) and (iv) of Section 6.3, but shall receive no other termination benefits. For purposes of this Agreement, "OTHER CAUSE" shall be limited to:

               (a) Willful and deliberate failure by Executive to substantially perform his duties hereunder and not cured within a reasonable period after written notice from the Board, other than a failure resulting from his complete or partial incapacity due to physical or mental illness or impairment;

               (b) A material and willful violation of a federal or state law or regulation applicable to the business of the company without the company's knowledge;

               (c) Commission of a willful and deliberate act by Executive which constitutes gross misconduct and is injurious to Charts or MarketWatch; or

               (d) A willful and deliberate breach of a material provision of this Agreement after written notice.

        6.5 CONSTRUCTIVE TERMINATION. Notwithstanding anything in Section 3 or in this Section 6 to the contrary, for purposes of this Agreement the Employment Period will be deemed to have been terminated and Executive will be deemed to have Good Reason for voluntary termination of the Employment Period ("GOOD REASON"), if there should occur:

               (a) Without Executive's consent, a change in Executive's position and responsibilities from those immediately prior to the Effective Date such that those duties and responsibilities are not reasonably comparable to those held prior to the Effective Date;

               (b)    a reduction in base salary; or

               (c) A relocation of Executive's principal place of employment more than 50 miles from Minneapolis, Minnesota, San Francisco, California or New York, New York without Executive's consent.

7.      CHANGE IN CONTROL BENEFITS:

               Should there occur a Change in Control, then the following provisions shall become applicable:

        (A) During the period (if any) following a Change in Control that Executive shall continue to remain employed, then the terms and provisions of this Agreement shall continue in full force and effect, and the Option shall continue to vest and become and remain exercisable in accordance with the terms of the Option; or

        (B) In the event of (i) a termination of the Executive's employment by Charts or its successor or MarketWatch or its successor, as applicable, other than for Other Cause or Cause within six (6) months after a Change in Control or
(ii) Executive voluntarily terminates his employment for Good Reason within six
(6) months after a Change in Control:

                      (i) Charts shall pay to Executive an amount equal to (A) all amounts of bonus accrued to the date of termination, (B) 100% of Executive's Base Salary for a period of one year, and (C) Executive's target bonus for a period of one year, in one lump sum amount on or before the fifth business day following the effective date of Executive's termination; and

                      (ii) The unvested portion of the MarketWatch Option held by Executive on the date of such Change in Control shall immediately vest and become exercisable and Executive shall then be deemed to be a Charts Employee Shareholder for purposes of the "Lock Up" restrictions of Section 2.6 of the Reorganization Agreement and the number of shares that are then Unlocked Shares shall be recomputed as if Executive had been subject to the provisions of
Section 2.6(a)(i) of the Reorganization Agreement instead of Section 2.6(a)(ii) of the Reorganization Agreement since the Closing Date.

        For purposes of Sections 6 and 7 hereof, the term "CHANGE IN CONTROL" shall mean:

               (x) the sale, lease, conveyance, liquidation or other disposition of all or substantially all of Charts' or MarketWatch's assets as an entirety or substantially as an entirety to any person, entity or group of persons acting in concert other than (i) to MarketWatch or any affiliates of Charts or MarketWatch, including, without limitation, DBC, CBS or any of their affiliates, (ii) in the ordinary course of business; or

               (y) any transaction or series of related transactions (as a result of a tender offer, merger, consolidation or otherwise) that results in any Person (as defined in
                      Section 13(h)(8)(E) under the Securities Exchange Act of
                      1934) other than MarketWatch or Sub becoming the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of more than 50% of the aggregate voting power of all classes of common equity securities of Charts or MarketWatch, except if such Person is (A) a subsidiary of Charts or MarketWatch, (B) an employee stock ownership plan for employees of Charts or MarketWatch, (C) a company formed to hold Charts' or MarketWatch's common equity securities and whose shareholders constituted, at the time such company became such holding company, substantially all the equity owners or shareholders of Charts or MarketWatch, or (D) DBC, CBS and/or any of their affiliates.

        In the event that the severance and other benefits provided to Executive pursuant to Section 6 of this Agreement or otherwise ("TOTAL PAYMENTS")
        (i) constitute "PARACHUTE PAYMENTS" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "CODE") and (ii) but for this Section 7, such severance and benefits would be subject to the excise tax imposed by Section 4999 of the Code (the "EXCISE TAX"), then Executive shall be entitled to receive an additional cash payment (a "Gross-Up Payment") within 30 days of the Change in Control equal to an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, Executive would retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments. For purposes of the foregoing determination, Executive's tax rate shall be deemed to be the highest statutory marginal state and Federal tax rate (on a combined basis) (including Executive's share of F.I.C.A and Medicare taxes) then in effect. If no determination by the Company's auditors is made prior to the time a tax return reflecting the Total Payments is required to be filed, Executive will be entitled to receive a Gross-Up Payment calculated on the basis of the Total Payments reported by Executive in such tax return, within 30 days of the filing of such tax return. In all events, if any tax authority determines that a greater Excise Tax should be imposed upon the Total Payments than is determined by the Company's independent auditors of reflected in Executive's tax return pursuant to this Section 7, Executive shall be entitled to receive the full Gross-Up Payment calculated on the basis of the amount of Excise Tax determined to be payable by such tax authority from the Company within 30 days of such determination.

        Unless Charts and Executive otherwise agree in writing, any determination required under this Section 7 shall be made in writing by independent public accountants agreed to by Charts and Executive (the "ACCOUNTANTS"), whose determination shall be conclusive and binding upon Executive and Charts for all purposes. The Accountants may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. Charts and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section
        7. Charts shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 7.

8. DISPUTE RESOLUTION: Charts and Executive agree that any dispute regarding the interpretation or enforcement of this Agreement shall be decided by confidential, final and binding arbitration conducted by Judicial Arbitration and Mediation Services ("JAMS") under the then-existing JAMS rules, rather than by litigation in court, trial by jury, administrative proceeding, or in any other forum.

9.      COOPERATION WITH CHARTS AFTER TERMINATION OF THE EMPLOYMENT PERIOD:
        Following termination of the Employment Period by Executive, Executive shall reasonably cooperate with Charts and/or MarketWatch in all matters relating to the winding up of his pending work on behalf of Charts and the orderly transfer of any such pending work to other employees of Charts as may be designated by Charts.

10. CONFIDENTIALITY; RETURN OF PROPERTY: The Executive acknowledges that during the Employment Period he will receive confidential information from Charts and affiliates of Charts (including, without limitation, MarketWatch) and the respective clients thereof (each a "RELEVANT ENTITY"). Accordingly, the Executive agrees that during the Employment Period (as it may be extended from time to time) and thereafter for a period of two years, the Executive and his affiliates shall not, except in the performance of his obligations to Charts hereunder or as may otherwise be approved in advance by Charts, directly or indirectly, disclose or use (except for the direct benefit of Charts) any confidential information that he may learn or has learned by reason of his association with any Relevant Entity. Upon termination of this Agreement, the Executive shall promptly return to Charts any and all properties, records or papers of any Relevant Entity, that may have been in his possession at the time of termination, whether prepared by the Executive or others, including, but not limited to, confidential information and keys. For purposes of this Agreement, "CONFIDENTIAL INFORMATION" includes all data, analyses, reports, interpretations, forecasts, documents and information concerning a Relevant Entity and its affairs, including, without limitation with respect to clients, products, policies, procedures, methodologies, trade secrets and other intellectual property, systems, personnel, confidential reports, technical information, financial information, business transactions, business plans, prospects or opportunities, (i) that Charts reasonably believes are confidential or (ii) the disclosure of which could be injurious to a Relevant Entity or beneficial to competitors of a Relevant Entity, but shall exclude any information that (x) the Executive is required to disclose under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under subpoena or other process of law,
        (y) is or becomes publicly available prior to the Executive's disclosure or use of the information in a manner violative of the second sentence of this Section 10, or (z) is rightfully received by Executive without restriction or disclosure from a third party legally entitled to possess and to disclose such information without restriction (other than information that he may learn or has learned by reason of his association with any Relevant Entity). For purposes of this Agreement, "AFFILIATE" means any entity that, directly or indirectly, is controlled by, or under common control with, the Executive. For purposes of this definition, the terms "CONTROLLED" and "UNDER COMMON CONTROL WITH" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting stock, by contract or otherwise.

11.     GENERAL:

        11.1 INDEMNIFICATION. In the event Executive is made, or threatened to be made, a party to any legal action or proceeding, whether civil or criminal, by reason of the fact that Executive is or was a director or officer of Charts or serves or served any other corporation fifty percent (50%) or more owned or controlled by Charts in any capacity at Charts' request, Executive shall be indemnified by Charts, and Charts shall pay Executive's related expenses when and as incurred, all to the fullest extent permitted by law. Upon the closing of the Merger, MarketWatch shall execute an indemnification agreement with Executive, which indemnification agreement is on the same terms and conditions as MarketWatch has entered into with its other executive officers and directors.

        11.2 WAIVER. Neither party shall, by mere lapse of time, without giving notice or taking other action hereunder, be deemed to have waived any breach by the other party of any of the provisions of this Agreement. Further, the waiver by either party of a particular breach of this Agreement by the other shall neither be construed as, nor constitute a, continuing waiver of such breach or of other breaches by the same or any other provision of this Agreement.

        11.3 SEVERABILITY. If for any reason a court of competent jurisdiction or arbitrator finds any provision of this Agreement to be unenforceable, the provision shall be deemed amended as necessary to conform to applicable laws or regulations, or if it cannot be so amended without materially altering the intention of the parties, the remainder of the Agreement shall continue in full force and effect as if the offending provision were not contained herein.

        11.4 NOTICES. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be considered effective upon personal service or upon transmission of a facsimile or the deposit with Federal Express or in Express Mail and addressed to the Chairman of the Board of Charts at its principal corporate address, and to Executive at his most recent address shown on Charts' corporate records, or at any other address which he may specify in any appropriate notice to Charts.

        11.5 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together constitutes one and the same instrument and in making proof hereof it shall not be necessary to produce or account for more than one such counterpart.

        11.6 ENTIRE AGREEMENT. The parties hereto acknowledge that each has read this Agreement, understands it, and agrees to be bound by its terms. The parties further agree that this Agreement, together with the Noncompetition Agreement of even date herewith, shall constitute the complete and exclusive statement of the agreement between the parties and supersedes all proposals (oral or written), understandings, representations, conditions, covenants, and all other communications between the parties relating to the subject matter hereof.

        11.7 GOVERNING LAW. This Agreement shall be governed by the law of the State of Minnesota.

        11.8 ASSIGNMENT AND SUCCESSORS. Charts shall have the right to assign its rights and obligations under this Agreement to an entity which acquires substantially all of the assets of Charts, whether by merger or otherwise including, without limitation, MarketWatch or any affiliate thereof. The rights and obligations of Charts under this Agreement shall inure to the benefit and shall be binding upon the successors and assigns of Charts.




                [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                        BIGCHARTS INC.

                                        /s/ Philip D. Hotchkiss
                                        -----------------------------------
                                        Name: Philip D. Hotchkiss
                                        Title: C.E.O.

                                        EXECUTIVE

                                        /s/ Jamie J. Thingelstad
                                        -----------------------------------
                                        Jamie J. Thingelstad




                    [SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]

                                    EXHIBIT A

                         TARGET BONUS AND SPECIFICATIONS



ANNUAL TARGET BONUS RATE: forty percent (40%) of the then-applicable base salary actually paid in a given year. For example, if the base salary actually paid in the second year of the term of this Agreement is $141,750, the maximum target bonus would be $56,700 ($141,750 multiplied by 40%) for that year.


SPECIFICATIONS:  two components.

        DISCRETIONARY COMPONENT: Board may decide when, and if to grant this component. This component shall be 20% of the then-applicable base salary actually paid in a given year.

        ACHIEVEMENT OF FINANCIAL OBJECTIVES COMPONENT: Target Bonus, in the amount payable shown below, is payable upon the achievement of the financial objectives of the consolidated Charts and MarketWatch set forth below:

                      % of Base Salary
                     Actually Paid for
                     Such Year Payable
                    Upon Achievement of
                    Financial Objectives             Financial Objectives
                    --------------------             --------------------
        1st Year            20%             To be determined annually by the Board
        2nd Year            20%             To be determined annually by the Board
        3rd Year            20%             To be determined annually by the Board
        4th Year            20%             To be determined annually by the Board
        5th Year            20%             To be determined annually by the Board